UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 11, 2008

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02      Termination of a Material Definitive Agreement.

On June 11, 2008, the Board of Directors of H&R Block, Inc. (the “Company”) voted to terminate the Company’s 1989 Stock Option Plan for Outside Directors (the “Plan”), effective immediately. The Plan provided for the grant of stock options to the Company’s non-employee directors. The Plan specified that 8,000 nonqualified stock options were to be automatically granted to the Company’s non-executive directors serving as such on June 30 of each year in which the Plan was in effect. The Plan was terminated as part of the Board’s review of the Company’s overall director compensation program.

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 11, 2008, Henry F. Frigon advised that he will not stand for re-election to the Company’s Board of Directors at its annual shareholders meeting to be held in September 2008. Mr. Frigon will retire from the Board upon conclusion of his term in September 2008 following 17 years of service to the Company’s shareholders.

Item 5.03.       Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On June 11, 2008, the Board of Directors adopted an amendment to the Company’s Bylaws providing for the Company to present at its annual shareholder meetings “say on pay” resolutions to the Company’s shareholders calling for advisory votes on executive compensation. The text of the amendment is filed as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description
3.1	Text of Amendment to Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	June 17, 2008	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary

EXHIBIT INDEX

Exhibit 3.1	Text of Amendment to Bylaws.